SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             PSW Technologies, Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

                 6300 Bridgepoint Parkway, Building 3, Suite 200
                               Austin, Texas 78730


                                 April 23, 1998



Dear Stockholder:

         You are cordially invited to attend the 1998 annual meeting of stockholders of PSW Technologies, Inc., which will be held at the Renaissance Austin Hotel, 9721 Arboretum Blvd., Austin, Texas on Wednesday, May 20, 1998 at 9:00 a.m. (Central Time).

         Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

         After careful consideration, the Company's Board of Directors has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote for each such proposal.

         In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the annual meeting and wish to change your proxy vote, you may do so simply by voting in person at the annual meeting.

         We look forward to seeing you at the annual meeting.

                                Sincerely,

                                /s/ W. Frank King

                                W. FRANK KING, Ph.D.
                                President and Chief Executive Officer



                             YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.

                             PSW TECHNOLOGIES, INC.
                 6300 Bridgepoint Parkway, Building 3, Suite 200
                               Austin, Texas 78730


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1998


     The 1998 annual meeting of stockholders of PSW Technologies, Inc. (the "Company") will be held at the Renaissance Austin Hotel, 9721 Arboretum Blvd., Austin, Texas on Wednesday, May 20, 1998 at 9:00 a.m. (Central Time) for the following purposes:

         1.       To  elect   seven   directors   to  serve   until  the  Annual
                  Stockholders' Meeting in 1999, or in each case until their respective successors have been elected and qualified;

         2. To approve an amendment to the Company's 1996 Stock Option/Stock Issuance Plan (the "Plan") to increase the number of shares of Common Stock authorized to be issued by 1,000,000 shares resulting in 2,715,000 shares available for issuance under the Plan;

         3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

         4. To act upon such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on April 6, 1998 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the offices of the Company. Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy card will assist us in preparing for the meeting.

                              By Order of the Board of Directors,

                              /s/ Patrick D. Motola

                              PATRICK D. MOTOLA
                              Secretary

                             PSW TECHNOLOGIES, INC.
                 6300 Bridgepoint Parkway, Building 3, Suite 200
                               Austin, Texas 78730

                                 PROXY STATEMENT

         These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of PSW Technologies, Inc., a Delaware corporation (the "Company"), for the 1998 Annual Meeting of Stockholders to be held on Wednesday, May 20, 1998 at 9:00 a.m. (Central Time), and at any adjournment or postponement thereof (the "Annual Meeting") at the Renaissance Austin Hotel, 9721 Arboretum Blvd., Austin, Texas. These proxy materials were first mailed to stockholders of record beginning on approximately April 23, 1998.

         Any stockholder executing a proxy pursuant to this solicitation may revoke it at any time prior to its exercise by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting or by properly executing and delivering a proxy bearing a later date. Any stockholder present at the Annual Meeting who elects to vote his or her shares in person may also revoke proxies. The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation materials as well as the expense of preparing, assembling, photocopying and mailing this Proxy Statement. Solicitation will be made primarily through the use of the mail, however, regular employees of the Company may, without additional remuneration, solicit proxies personally by telephone or telegram.

         The Company's annual report to stockholders for the year ended December 31, 1997 (the "Annual Report") has been mailed concurrently with the mailing of the notice of the Annual Meeting and this Proxy Statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.


                               PURPOSE OF MEETING

         The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.


                         VOTING RIGHTS AND SOLICITATION

         The Company has fixed April 6, 1998 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, the Company had 9,018,125 outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"). Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the record date. If a stockholder on the proxy has specified a choice as to the matters coming before the Annual Meeting, the shares will be voted accordingly. If no choice is specified on the returned proxy, the shares will be voted in favor of the approval of the proposals described in the Notice of Annual Meeting and in this Proxy Statement. Abstentions and broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether or not a proposal has been approved.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Vote Required

         A Board of seven directors is to be elected at the Annual Meeting to hold office until their term has expired at the 1999 Annual Meeting or until their successors are duly elected and qualified. In accordance with the Company's bylaws, nominees for election as directors receiving the greatest number of votes will be elected to the Board of Directors.

         Unless otherwise instructed, the persons named in the accompanying proxy card will vote the proxies received by them for each of the Company's nominees named below, each of whom is presently a director of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

         The Company's Board of Directors unanimously recommends a vote "FOR" the nominees listed herein, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.


Nominee                           Age  Position
W. Frank King, Ph.D ...........   58   President, Chief Executive Officer and
                                       Director

Wade E. Saadi (1) .............   48   Chairman of the Board

Edward C. Ateyeh, Jr. (1) .....   45   Director

Thomas A. Herring (2) .........   47   Director

Kevin B. Kurtzman (2) .........   50   Director

Michael J. Maples (1) .........   55   Director

Jonathan D. Wallace, Esq. (2) .   43   General Counsel and Director

------------------------------

(1)   Member of the Compensation Committee.

(2)   Member of the Audit Committee.


         Dr. King has served as President, Chief Executive Officer and a Director of PSW since October 1, 1996. From 1992 to October 1, 1996, Dr. King served as President of the Company. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was with IBM, a technology company, for 19 years, where his last position was Vice President of Development for the Personal Computing Division. Dr. King earned a doctorate in electrical
engineering  from  Princeton   University,   a  master's  degree  in  electrical
engineering from Stanford University, and a bachelor's degree in electrical engineering from the University of Florida. He serves on the boards of directors of Excalibur Technologies Corporation, SystemSoft, Auspex Systems Inc. and Natural Microsystems, Inc.

         Mr. Saadi has served on the Board of Directors of PSW since October 1, 1996. He is the founder of Pencom Systems Incorporated, a privately held New York corporation ("Pencom") and has served as its President and Chief Executive Officer since its inception in 1973. In 1996, Mr. Saadi won the Technology Entrepreneur of the Year Award(R) in New York City. Mr. Saadi is a governor of the Board of the Collectors Club and a regional vice president of the United States Philatelic Classics Society. Mr. Saadi attended the Polytechnic Institute of Brooklyn where he majored in chemical engineering.

         Mr. Ateyeh has served on the Board of Directors of PSW since October 1, 1996. He is presently the Executive Vice President of Pencom, where he has been employed since 1977. Mr. Ateyeh served as President of Pencom's software division from 1989 to 1992. He also founded Collective Technologies, Pencom's system administration division, in 1994 and serves as its President. Mr. Ateyeh earned a bachelor of science degree from the University of Notre Dame. Mr. Ateyeh received the UniForum Pioneers of UNIX Award and chaired the UNIX EXPO Advisory Board and Conference Committee from 1984 to 1990. He is presently a member of the IT Conference Board, IEEE, Usenix and UniForum.

         Mr. Herring has served on the Board of Directors of PSW since January 1997. He is presently serving as Senior Vice President of Compuware Corp. which recently acquired Numega Technologies, Inc. From May 1996 to December 1997, Mr. Herring had served as Chief Executive Officer of Numega Technologies, Inc., a developer of automatic error detection and advanced Windows debugging tools. From July 1995 to May 1996, Mr. Herring was Vice President of Corporate Marketing of Sybase, Inc., a software company. Prior thereto, he served as Vice President of Worldwide Marketing and Business Development for Powersoft Corporation, a developer of client/server development tools, from June 1990 to July 1995. Mr. Herring earned a bachelor's degree in marketing and a master's degree in statistics, economics and mathematics from Texas Technical University. Mr. Herring was selected as the 1995 Software Industry Sales and Marketing Executive of the Year by Upside Magazine. He serves on the Steering Committee on Information Management of the Graduate School of Business of the University of Texas at Austin, and on the Board of directors of Wayfarer Communications, an Internet software company.

         Mr. Kurtzman has served on the Board of Directors of PSW since December 1996. He is presently the Chief Financial Officer of Pencom, where he recently began in July, 1997. Prior thereto, Mr. Kurtzman had been with Margolin, Winer & Evens LLP, a certified public accounting firm, since 1972 and was a Partner and a member of its executive committee and an Audit and Business Advisory Partner. Mr. Kurtzman is a former officer and director of CPA Associates International. Mr. Kurtzman received a bachelor's degree in accounting from Queens College of the City University of New York.

         Mr. Maples has served on the Board of Directors of PSW since December 1996. Mr. Maples held several positions with Microsoft, a technology company, from April 1988 through July 1995, where his last position was Executive Vice President of Worldwide Products. Prior thereto, Mr. Maples held various positions with IBM over the course of 23 years, the last of which was Director of Software Strategy. Mr. Maples earned a master's degree from Oklahoma City University and a bachelor's degree in electrical engineering from the University of Oklahoma. Mr. Maples sits on the Board of Directors of Lexmark International Inc., a global printer manufacturer, and J.D.Edwards and Company, a software company.

         Mr. Wallace has served as PSW's General Counsel and as a member of its Board of Directors since October 1, 1996. He has served as Pencom's Vice President of Operations and legal counsel from February 1990 to the present. Prior thereto, he was engaged in the private practice of law for 10 years, specializing in computer-related legal matters. Mr. Wallace earned a bachelor's degree from Columbia University and graduated from Harvard Law School.

Board Meetings and Committees

         At each annual stockholder meeting the directors are elected to serve from the time of their election and qualification until the next Annual Meeting of Stockholders following their election or until a successor has been duly elected and qualified. There are no family relationships among any of the directors and executive officers of the Company.

         The Company's Board of Directors met six (6) times during the year ended December 31, 1997, and acted a number of times by written consent. Each of the directors nominated for reelection attended at least 75% of the aggregate of
(i) the total meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which they served.

         The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans. The Compensation Committee had two (2) meetings in 1997.

         The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Audit Committee had four (4) meetings in 1997.

         The Company does not have a standing Nominating Committee or any other committee performing similar functions. Such matters are considered at meetings of the full Board of Directors. In addition, the Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Director Compensation

         By action of the Company's Board of Directors, Board members who are not employees of the Company or Pencom are paid $3,750 per calendar quarter, which may be in the form of cash or, at the discretion of each eligible director, may be applied to the acquisition of an option to purchase Common Stock pursuant to the Director Fee Option Grant Program in effect under the Company's 1996 Stock Option/Stock Issuance Plan. In addition, the nonemployee Board members are eligible to receive periodic option grants under the Automatic Option Grant Program in effect for them under that Plan. Each individual who first becomes a nonemployee Board member after June 15, 1997 will automatically receive, at the time of such initial election or appointment, a stock option grant for 16,000 shares of Common Stock. In addition, on the date of each Annual Stockholders Meeting, each individual who is re-elected as a nonemployee Board member is eligible to receive an option grant for 4,000 shares of Common Stock, provided such individual has served on the Board for at least six months. Each such option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a maximum term of ten years, subject to earlier termination upon the optionee's cessation of Board service. Nonemployee Board members are members of the Board of Directors who are not employees of the Company.

                                   PROPOSAL 2

                            APPROVAL OF AMENDMENT TO
                      1996 STOCK OPTION/STOCK ISSUANCE PLAN

         The Company's stockholders are being asked to approve an amendment to the 1996 Stock Option/Stock Issuance Plan (the "Plan") to increase the number of shares of Common Stock available for issuance under the Plan from 1,715,000 shares to 2,715,000 shares . The Plan became effective upon its adoption by the Board and approval by the Company's stockholders on October 1, 1996. The proposed amendment to the Plan was adopted by the Board on March 31, 1998, subject to stockholder approval at the Annual Meeting.

         The Board believes the share increase is necessary to assure that the Company continues to have a sufficient reserve of Common Stock available under the Plan to attract and retain the services of key individuals essential to the Company's long-term success.

         The following is a summary of the principal features of the Plan. The summary, however, does not purport to be a complete description of all the provisions of the Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Austin, Texas.

Share Reserve

         A total of 2,715,000 shares of Common Stock (including the share increase subject to stockholder approval under this proposal) have been reserved for issuance over the ten-year term of the Plan. In no event may any one participant in the Plan be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 750,000 shares per calendar year beginning with the 1997 calendar year.

         In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the Plan and to the securities and exercise price under each outstanding option.


Eligibility

         Officers and other employees of the Company and its parent or subsidiaries (whether now existing or subsequently established), nonemployee members of the Board or the Board of Directors of its parent or subsidiaries and consultants and independent advisors of the Company or its parent and subsidiaries will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs described below. Nonemployee members of the Board will also be eligible to participate in the Automatic Option Grant Program and the Director Fee Option Grant Program described below.

         As of December 31, 1997, six executive officers, 455 other employees and six directors who are not executive officers or employees were eligible to participate in the Plan.

Valuation

         The fair market value per share of Common Stock on any relevant date under the Plan will be the closing price per share on that date on the Nasdaq National Market. On December 31, 1997, the closing selling price per share was $14.50.

Equity Incentive Programs

         The Plan contains four separate equity incentive programs: (i) a Discretionary Option Grant Program; (ii) a Stock Issuance Program; (iii) an Automatic Option Grant Program; and (iv) a Director Fee Option Grant Program. The principal features of these programs are described below. The Compensation Committee of the Company's Board of Directors administers (other than the Automatic Option Grant Program and the Director Fee Option Grant Program, which are self-executing) the Plan. This committee (the "Plan Administrator") has complete discretion (subject to the provisions of the Plan) to authorize option grants and direct stock issuances under the Plan. However, all grants under the Automatic Option Grant Program and the Director Fee Option Grant Program are made in strict compliance with the provisions of that program, and no administrative discretion may be exercised by the Plan Administrator with respect to the grants made thereunder.

         Discretionary Option Grant Program

         Options may be granted under the Discretionary Option Grant Program at an exercise price per share of not less than 100% of the fair market value per share of Common Stock on the option grant date unless otherwise determined by the Plan Administrator. No option will have a term in excess of ten years.

         Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to permit the options to be exercised with respect to one or more installments consisting of shares that were unvested upon termination but that would have vested if the optionee's service had continued. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

         In addition, the Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program.

                  Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

                  Limited stock appreciation rights may be granted to officers of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile take-over of the Company. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the take-over price per share over
         (ii) the exercise price payable for such share.

         The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

         Stock Issuance Program

         Shares may be sold under the Stock Issuance Program at a price per share of not less than 100% of fair market value per share of Common Stock unless otherwise determined by the Plan Administrator. Shares are payable in cash or through a promissory note payable to the Company and may also be issued solely as a bonus for past services.

         The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares.

         Automatic Option Grant Program

         Under the Automatic Option Grant Program, each individual who first becomes a nonemployee Board member after June 5, 1997 will automatically be granted an option for 16,000 shares of Common Stock. In addition, on the date of each annual stockholders' meeting beginning with the Annual Meeting, each individual who continues to serve as a nonemployee Board member after such meeting will automatically be granted, on the date of that meeting, an option to purchase 4,000 shares of Common Stock, provided such individual has served as a nonemployee Board member for at least six (6) months.

         Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

         Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service. Each initial 16,000 option grant will vest (and the Company's repurchase rights will lapse) in four (4) equal annual installments over the optionee's period of Board service, with the first such installment to vest one (1) year from the option grant date. Each additional 4,000 share grant will vest upon the Optionee's completion of one year of Board service measured from the grant date.

         The shares subject to each automatic option grant will immediately vest upon the optionee's death or permanent disability while serving as a Board member or an acquisition of the Company by merger or asset sale or a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). In addition, upon the successful completion of a hostile take-over, each automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (i) the take-over price per share over (ii) the exercise price payable for such share.

         Director Fee Option Grant Program

         Under the Director Fee Option Grant Program, each nonemployee Board member may elect to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option. The option grant will automatically be made on the first trading day in January for the year for which the election is to be in effect. The option will have an exercise price per share equal to the fair market value of the option shares on the grant date, and the number of shares subject to the option will be such that the value of the option (as determined by using the Black-Scholes option valuation model) shall be equal to the amount of the retainer fee applied to the program. The option will become exercisable for 50% of the option shares upon completion of 6 months of service during the calendar year of the option grant and with respect to the balance of the shares in a series of 6 successive equal monthly installments upon the optionee's completion of each additional month of Board service during the calendar year of the option grant. The option will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

General Provisions

         Acceleration

         In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Grant Program and the automatic vesting of outstanding shares under the Stock Issuance Program either at the time of a change in control or upon the subsequent involuntary termination of the individual's service.

         The acceleration of vesting in the event of a change in the ownership or control of the Company may be viewed as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other effort to gain control of the Company.

         Financial Assistance

         The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of shares under the Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

         Special Tax Election

         The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

         Amendment and Termination

         The Board may amend or modify the Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the Plan at any time, and the Plan will in all events terminate on October 1, 2006.

         Stock Awards

         The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted between October 1, 1996 and December 31, 1997 under the Plan together with the weighted average exercise price payable per share.




                                                                                                        Number of   Weighted
                                                                                                         Option     Average
Name                                                                                                     Shares   Exercise Price
    .................................................................................................
W. Frank King, Ph.D., ...............................................................................     212,308   $   3.90
President and Chief Executive Officer

Patrick D. Motola, ..................................................................................     188,847   $   3.07
Senior Vice President of Operations,
Chief Financial Officer and Secretary

Brian E. Baisley, ...................................................................................     116,540   $   5.66
Senior Vice President of Client Services

William C. Cason, ...................................................................................     116,540   $   5.66
Senior Vice President of Business Development
Chief Technology Officer

Dennis P Thompson,....................................................................................     41,539   $   5.73
Senior Vice President of Sales and Marketing

All current executive officers as a group ...........................................................     695,159   $   4.38
(Six persons)

Thomas A. Herring....................................................................................      30,806   $   9.10
Director Nominee

Michael J. Maples, ..................................................................................      30,806   $   7.92
Director Nominee

Wade E Saadi,........................................................................................           _   $      _
Director Nominee

Edward C. Ateyeh, Jr ................................................................................           _   $      _
Director Nominee

Kevin B. Kurtzman, ..................................................................................      21,538   $   6.26
Director Nominee

Jonathan D. Wallace,  Esq., .........................................................................           _   $      _
Director Nominee

All current directors who are not executive officers as
a group  (Six persons) ..............................................................................      83,150   $   7.93

All employees and consultants, including current ....................................................   1,387,998   $   4.81
officers who are not executive officers as a group
(454 persons)


Federal Income Tax Consequences

         Option Grants

         Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

         Incentive Options. The optionee recognizes no taxable income at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price paid for those shares will be included in the optionee's alternative minimum taxable income at the time of exercise. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result. If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         Non-Statutory Options. An optionee upon the grant of a non-statutory option recognizes no taxable income. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. Further, the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

         Stock Appreciation Rights

         An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

         Direct Stock Issuance

         The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Accounting Treatment

         Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to the Company's earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully diluted basis. Under the Financial Accounting Standards Board No. 123, footnote disclosure will be required as to the impact the outstanding options under the Plan would have upon the Company's reported earnings were those options appropriately valued as compensation expense.

         Should one or more optionees be granted stock appreciation rights that have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to the Company's earnings.

Stockholder Approval

         The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the Plan. The Plan will terminate once the balance of the share reserve as last approved by the stockholders has been issued pursuant to outstanding option grants and stock issuances under the Plan.

         The Board of Directors recommends that the stockholders vote "FOR" the approval of the amendment to the Plan, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon. The Board believes that it is in the best interests of the Company to continue to have a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees and nonemployee Board members to acquire a substantial proprietary interest in the enterprise and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders.

New Plan Benefits

         As of April 23, 1998, no options have been granted, and no direct stock issuances have been made, on the basis of the 1,000,000 share increase which forms part of this Proposal No. 2. At the 1998 Annual Meeting, each individual who will continue to serve as a nonemployee Board member will be eligible to receive an option grant under the Automatic Option Grant Program to purchase 4,000 shares of Common Stock at an exercise price per share equal to the fair market value per share of Common Stock on the grant date.

                                   PROPOSAL 3

                  APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

         The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998. In the event that the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such change would be in the Company's and the stockholders' best interests.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to your questions and will have the opportunity to make a statement if they desire to do so.

         The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

         The Board of Directors unanimously recommends a vote "FOR" the ratification and approval of the selection of Ernst & Young LLP as the Company's independent auditors, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 2, 1998 by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Company's officer's named in the Summary Compensation Table below; and (iv) all current executive officers and directors as a group.

                                           Amount and Nature
Name and Address                             Of Beneficial      Percent of
of Beneficial Owner                          Ownership (1)        Class

    ...........................................
Wade E. Saadi (2) .............................   1,680,390        18.6%
   c/o Pencom Systems Incorporated,
   40 Fulton Street
   New York, New York 10038
Edgar G. Saadi (2) ............................   1,680,390        18.6
   c/o Pencom  Systems Incorporated,
   40 Fulton Street
   New York, New York 10038
Edward C. Ateyeh, Jr. (2) .....................   1,680,390        18.6
   c/o Pencom  Systems Incorporated,
   40 Fulton Street
   New York, New York 10038
W. Frank King, Ph.D. (3) ......................     633,846         7.0
   c/o PSW Technologies, Inc.,
   6300 Bridgepoint Parkway,
   Building 3, Suite 200,
   Austin, Texas 78730
Jonathan D. Wallace, Esq. (4) .................     143,463         1.6
Patrick D. Motola (5) .........................     129,980         1.4
Brian E. Baisley (6) ..........................      39,541         *
William C. Cason (7) ..........................      51,850         *
Dennis P. Thompson (8) ........................      12,968         *
Michael J. Maples (9) .........................      15,006         *
Kevin B. Kurtzman (10) ........................       5,384         *
Thomas A. Herring (11) ........................       8,628         *
All directors and executive officers as a group
     (thirteen persons) (13) ..................   6,081,836        63.8%

 *       Indicates less than 1%
(1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission in accordance with Rule 13d-3(d)(i). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following March 2, 1998 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in this table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 65,005 shares issuable upon exercise of warrants held by each of Messrs. Wade E. Saadi, Edgar G. Saadi and Edward C. Ateyeh.

(3) Includes 80,000 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(4) Includes 5,001 shares issuable upon exercise of warrants that are exercisable within the 60-day period following March 2, 1998.

(5) Includes 129,980 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(6) Includes 39,541 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(7) Includes 51,850 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(8) Includes 12,968 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(9) Includes 7,006 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(10) Includes 5,384 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(11) Includes 8,628 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(12) Includes 5,649 shares issuable upon exercise of options that are exercisable within the 60-day period following March 2, 1998.

(13)     See notes 2-12 above.

                             EXECUTIVE COMPENSATION

Executive Officers

         Set forth below is certain information concerning the executive officers of the Company:

Name                                Age  Position Held

W. Frank King, Ph.D .........   58  President and Chief Executive Officer
Patrick D. Motola ...........   43  Senior Vice President of Operations,
                                    Chief Financial Officer and Secretary
William C. Cason ............   49  Senior Vice President of Business
                                    Development and Chief Technology Officer
Brian E. Baisley ............   55  Senior Vice President of Client Services
Dennis P. Thompson ..........   42  Senior Vice President of Sales and Marketing
Keith D. Thatcher ...........   40   Vice President of Finance and Treasurer

         Certain  biographical  information  concerning  Dr.  King  is set forth
  under  "PROPOSAL   1 - Election of Directors."

         Mr. Motola has served as the Senior Vice President of Operations, Chief Financial Officer and Secretary of PSW since October 1, 1996. From May 1993 to October 1, 1996, Mr. Motola served as Vice President and General Manager of the Company. From January 1992 to May 1993, Mr. Motola served as Vice President of Marketing at Software Publishing Corp., a PC software company. Prior thereto, Mr. Motola was Vice President of Business Development at Metaphor Computer Systems, a software and systems company, from April 1989 to December 1991. Mr. Motola also held various positions at IBM from 1976 to 1989 within the Personal Systems and Workstation Divisions, including System Manager of OS/2 Extended Edition and AIX Development Manager in the original RISC/UNIX system project. Mr. Motola earned a master's degree in management science from Stanford University, a master's degree in computer science from the University of Texas at Austin, and a bachelor's degree in electrical engineering and computer science from the University of California at Berkeley.

         Mr. Cason has served as a Senior Vice President of PSW since October 1, 1996. He is currently the Senior Vice President of Business Development and Chief Technology Officer of PSW since the organizational change in August 1997. From October 1996 to August 1997, Mr. Cason served as the Senior Vice President of Business Systems Services. From October 1994 to October 1996, Mr. Cason was a Vice President and from September 1993 to October 1994, he was Director of Transaction Systems, of the Company. From May 1986 to September 1993, he served at Soft Switch Inc., an electronic mail software product company, with roles including Vice President of UNIX Development, Vice President of Business Development and Vice President of Operations. Prior thereto, Mr. Cason was at IBM's Development Lab in Austin, Texas for nine years. Mr. Cason earned a bachelor's degree in electrical engineering from the University of Texas at Austin and has completed post-graduate coursework toward a master's degree in electrical engineering.

         Mr. Baisley has served as the Senior Vice President of Client Services of PSW since the organizational change in August 1997. Mr. Baisley previously served as the Senior Vice President of Software Technology Services of PSW since October 1, 1996. From October 1994 to October 1996, Mr. Baisley was a Vice President, and from October 1993 to October 1994, he was Director of Technical Support Services, of the Company. From 1963 to September 1993, Mr. Baisley held a variety of positions with IBM, including Senior Manager of the IBM National Technical Support Center in Dallas, Texas. While at IBM, Mr. Baisley was also involved in providing consulting services to software companies that were migrating products to IBM systems.

         Mr. Thompson has served as the Senior Vice President of Sales and Marketing since the organizational change in August 1997. Mr. Thompson previously served as the Vice President of Sales and Marketing of PSW since May 1997. From October 1996 to May 1997, he was Vice President, Software Technology Sales and Marketing. From September 1994 to October 1996, he was a Business Development Manager for the Company. From 1988 to 1994, Mr. Thompson was the Director of Field Sales at Revelation Technologies, Inc., a software development company that publishes application development tools. Prior thereto, Mr. Thompson served as a consultant to the petroleum industry in the use of personal computers for the exploration and production of oil and gas. Mr. Thompson earned a bachelor's degree in communications from Bethany College.

         Mr. Thatcher has served as the Vice President of Finance and Treasurer of PSW since October 1, 1996. From October 1994 to June 1996, Mr. Thatcher was Chief Financial Officer, Secretary and Treasurer of Tanisys Technology, Inc., a technology start-up company involved in developing commercial applications for capacitive touch technology. Prior thereto, Mr. Thatcher served as Vice President and Treasurer for Kinetic Concepts, Inc., a medical services and products company, from 1987 to 1994. From 1985 to 1987, Mr. Thatcher was employed by Peat Marwick Main & Co. as an audit manager. Mr. Thatcher earned a bachelor's degree in accountancy from Northern Arizona University.

Summary Compensation Information

         The following table provides certain summary information concerning the compensation earned, by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 1997 year was in excess of $100,000, for services rendered in all capacities to the Company for the years ended December 31, 1996 and 1997. The listed individuals shall be hereafter referred to as the "Named Executive Officers".


                           Summary Compensation Table
                                                                                                                         Long-Term
                                                                                                                        Compensation
                                                                                  Annual Compensation                      Awards
                                                                      ---------------------------------------------     ------------
Name and Principal Position                                                                         Other Annual
                                                          Year        Salary($)       Bonus($)     Compensation($)  Stock Options(#)
Dr. W. Frank King                                         1997         357,155              _                   _                  _
Chief Executive Officer(1)..............................  1996         310,071        363,226             654,907            212,308

Patrick D. Motola                                         1997         171,746         47,393                   _             55,000
Chief Financial Officer.................................  1996         161,630         40,000                   _            133,848

Brian E. Baisley                                          1997         153,438         47,393                   _             55,000
Senior Vice President of Client Services................  1996         134,500         30,000                   _             61,540

William C. Cason                                          1997         153,438         47,393                   _             55,000
Senior Vice President of Business Development...........  1996         134,500         30,000                   _             61,540

Dennis P. Thompson                                        1997         125,000        137,744                   _             20,000
Senior Vice President of Sales and Marketing............  1996          82,390        139,632                   _             21,539


(1) Dr. King's bonus consists of an amount paid to him pursuant to his employment agreement with Pencom dated October 19, 1992. Dr. King's other annual compensation consists of the forgiveness of a promissory note, including interest thereon, from Dr. King to Pencom.

Stock Option Information

         The following table sets forth certain information regarding option grants made pursuant to the Company's 1996 Stock Option/Stock Issuance Plan during 1997 to each of the Named Executive Officers.

                        Option Grants in Last Fiscal Year

                                          Individual Grants
                       ---------------------------------------------------------
                                        Percentage                                        Potential Realizable Value at
                         Number of       of Total                                            Assumed Annual Rates of
                        Securities        Options                                            Stock Price Appreciation
                        Underlying        Granted       Exercise                                for Option Term(2)
                         Options       to Employees     Price      Expiration              -------------------------------
         Name           Granted (#)      in 1997(1)     ($/Sh)         Date                    5%($)                10%($)
         ----           -----------      ----------     ----------     ----                    -----                ------
Patrick D. Motola...          25,000        5.2%              9.00   3/17/07                 141,501               358,592
                              30,000        6.2%            11.625   7/10/07                 219,327               555,818

Brian E. Baisley....          25,000        5.2%              9.00   3/17/07                 141,501               358,592
                              30,000        6.2%            11.625   7/10/07                 219,327               555,818

William C. Cason....          25,000        5.2%              9.00   3/17/07                 141,501               358,592
                              30,000        6.2%            11.625   7/10/07                 219,327               555,818

Dennis P. Thompson            20,000        4.1%              9.00   6/04/07                 113,201               286,874



(1) Based on an aggregate of 484,610 options granted to employees in fiscal 1997, including options granted to the Named Executive Officers.

(2) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the 10-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock. These amounts do not take into account any other appreciation in the price of the Common Stock from the date of grant to the current date.

        No options were exercised by the Named Executive Officers in 1997. The following table sets forth for each of the Named Executive Officers certain information concerning the value of unexercised options at the end of 1997:

                          Fiscal Year-End Option Values

                   Number of Securities
                       Underlying                Value of Unexercised
                    Unexercised Options           in-the-Money Options
                   at December 31, 1997 (#)     at December 31, 1997(1)($)

                 Exercisable    Unexercisable   Exercisable   Unexercisable

Dr. W. Frank King     80,000          132,308       848,000       1,402,465
Patrick D. Motola    100,568           88,279     1,454,213         704,964
Brian E. Baisley      40,000           76,540       555,015         474,909
William C. Cason      40,001           76,539       555,029         474,895
Dennis P. Thompson     8,461           33,078       107,039         257,122

(1) Based on an estimated fair value of the Company's Common Stock at December 31, 1997 ($14.50 per share)less the exercise price payable for such shares.

Employment Contracts and Change of Control Arrangements

         The Company has entered into an employment agreement with Dr. W. Frank King dated October 1, 1996 (the "King Agreement"). Pursuant to the King Agreement, the Company agreed to pay Dr. King an annual base salary of $348,000 and to provide customary fringe benefits. In addition, the Company agreed to issue to Dr. King options under the Plan to purchase an aggregate of 212,308 shares of Common Stock at $3.90 per share. 80,000 of such options vested on December 31, 1997. The remaining 132,308 of such options vest on December 31, 2002, subject to partial or full acceleration of vesting on December 31, 1998 based upon the Company's 1998 performance measured against certain specified financial goals. The King Agreement terminates on September 30, 1998.

         The Company has entered into employment agreements with no defined termination dates with each of Messrs. Motola, Baisley, Cason and Thompson dated July 1, 1993, October 19, 1993, September 27, 1993 and September 15, 1994, respectively (the "Executive Agreements"). Pursuant to the Executive Agreements, the Company agreed to pay Messrs. Motola, Baisley, Cason and Thompson annual base salaries of $140,000, $60,000, $120,000 and $20,000, respectively, and to provide customary fringe benefits. In addition, the Company has adopted a Senior Vice President Bonus Plan pursuant to which it has granted to each of Messrs. Motola, Baisley and Cason options to purchase 25,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date of grant. Upon achievement of certain specified pre-tax profit levels, the vesting of these options will be partially or fully accelerated and the participants in the plan will be entitled to receive certain additional cash bonus payments.

         The Company has entered into written agreements with its officers whereby in the event of the officer's involuntary termination within 18 months following an acquisition of the Company or change in control of the Company's Board of Directors, any unvested options assumed or replaced in connection with the acquisition or otherwise outstanding will automatically accelerate so that the option shall become immediately exercisable.

         The Executive Agreements contain provisions which, among others, prohibit the employee from disclosing or otherwise using certain confidential information, assign to the Company inventions or ideas conceived by the employee during his employment, prohibit solicitation by the employee of clients and other employees of the Company and prohibit the employee from accepting any opportunity (whether by contract or full-time employment) with the Company's clients. Pursuant to the terms of the Executive Agreements, either party may terminate the employment relationship without cause upon two weeks' prior written notice to the other party. The Company may terminate the employment relationship in its sole discretion without cause, effective immediately, upon payment of two weeks' salary to the employee or immediately for cause upon written notice.

         The Compensation Committee as Plan Administrator of the Plan will have the authority to provide for the accelerated vesting of outstanding options held by the Chief Executive Officer and any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

Key-Person Life Insurance

         The Company does not maintain key-person life insurance policies on the lives of any of its executive officers.

Compensation Committee Interlocks and Insider Participation

          Executive compensation decisions are made by the Compensation Committee of the Board of Directors which consists of Messrs. Saadi, Ateyeh and Maples. None of these individuals was an officer or employee of the Company at any time during the 1997 fiscal year or at any other time. During 1997, no current executive officer of the Company served as a member of the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Compensation Committee Report on Executive Compensation

         It is the duty of the Compensation Committee to review and determine the salaries and incentive compensation of the officers of the Company, including the President and Chief Executive Officer, and provide recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

         The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The market for system integration and software development services is very competitive, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

         General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash or stock options and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

         Compensation decisions were made by the Compensation Committee. The principal factors that were taken into account in establishing each executive officer's compensation package for 1997 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

         Base Salary. The base salary for each officer reflects the salary levels for comparable positions in similar companies, such as systems integrators and software companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is subject to minimums set forth in their respective employment agreements and is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers.

         Annual Incentives. The Company maintains a cash incentive and stock option bonus program to reward executive officers and other key employees for attaining defined performance targets. For most executive officers and other key employees, bonuses are based primarily on Company-wide performance targets. For some management personnel, Company-wide performance is a factor, however significant weight is also given to individual performance and performance of an operating group within the Company. Upon achievement of a performance target, an employee is entitled to a cash payment and a portion of the shares available under the option grants made pursuant to this program accelerate and become immediately exercisable.

          In setting performance targets, the Company considered its historical performance and underlying business model, and external as well as internal expectations related to 1997 revenue and operating profits. The financial factors were derived directly from the Company's 1997 operating plan.

         Long Term Incentives. Generally, stock option grants for the Company's executive officers are reviewed twice annually by the Compensation Committee. Each grant is designed to maintain a significant unvested position to provide incentives to create stockholder value and allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the fair value on the grant date) over a specified period of time (up to ten years). Options are immediately exercisable, but option shares that are purchased subject to vesting restrictions are repurchasable by the Company at the exercise price if the officer's employment is terminated prior to the vesting date.

         The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

         CEO Compensation. In setting the total compensation payable to Mr. King, the Company's President and Chief Executive Officer, for the 1997 fiscal year, the Compensation Committee sought to make that compensation competitive with the chief executive officers of other comparable companies, while at the same time assuring that a significant percentage of compensation was incentive based, primarily tied to Company performance and stock price appreciation.

         The Compensation Committee sets Mr. King's base salary with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers.

         The incentive-based components of Mr. King's compensation are comprised of stock option grants. The Compensation Committee considers Mr. King's current stock ownership and outstanding options as factors in determining incentive bonus or option awards for a particular year. In connection with the spin-off of the Company, on October 2, 1996, Mr. King was granted options to purchase 80,000 shares that vested on December 31, 1997 and options to purchase 132,308 shares that vest on October 2, 2002. If certain 1998 performance goals are met, some or all of the options to purchase 132,308 shares vest immediately. Mr. King received no cash bonus or option grants during fiscal 1997 because of these earlier option grants.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to the compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for 1997 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for 1998 will exceed that limit. The Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

         It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Company's Board of Directors:

Wade E. Saadi, Chairman
Edward C. Ateyeh, Jr.
Michael J. Maples

Stock Performance Graph

      The graph below depicts the Company's stock price as an index assuming $100 invested on June 5, 1997 (the date of the Company's initial public offering), along with the composite prices of companies listed in the S & P Software & Services Companies Index and Nasdaq Stock Market (U.S. Companies) Index. This information has been provided to the Company by the Standard & Poor's Computers Index and the Nasdaq Stock Market. The comparisons in the graph are required by regulations of the Securities Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of the Common Stock.


Research Data Group, Inc.                                             Total Return - Data Summary
PSWT                                                                    Cumulative Total Return
                                                                    --------------------------------

                                                                      6/05/97             12/31/97
PSW TECHNOLOGIES, INC.                                                  100                 161
NASDAQ STOCK MARKET (U.S.)                                              100                 113
S & P COMPUTERS (SOFTWARE & SERVICES)                                   100                 104


Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Report on Executive Compensation and the Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those acts.

Certain Transactions with Management

         Pencom Relationship

         Contractual Arrangements. In April 1997, Pencom advanced $235,000 and $100,000 to Dr. W. Frank King and Jonathan D. Wallace, respectively. The advance to Mr. Wallace, evidenced by a promissory note bearing interest at a rate of 8.5% per annum, is due upon demand. Dr. King repaid his advance in April 1998.

         The Company and Pencom entered into an Accounts Receivable Agreement dated October 1, 1996 whereby Pencom transferred a 26.67% interest in the proceeds of certain accounts receivable to the Company in connection with the Spin-Off.

         The Company and Pencom entered into a letter agreement whereby Pencom agreed to provide certain accounting, personnel and legal services to PSW from October 1, 1996 to April 30, 1997 for a fee of $7,000 per month.

         The Company and Pencom entered into a Recruiting Services Agreement dated January 20, 1997 whereby Pencom provides certain recruiting services to the Company (the "Recruiting Agreement"). The total fee payable by the Company to Pencom under the Recruiting Agreement for the placement of a candidate ranges from 17% to 25% of the candidate's first year's compensation based upon the position level of the candidate and the number of successful hires for which a fee has been paid to Pencom in 1997. The Company believes that such fee arrangement is in accordance with industry standards. Although the Recruiting Agreement has lapsed, the parties continue to operate under the agreement which is expected to be renewed under similar terms.

         On October 31, 1996, the Company entered into a lease for its office space in Austin, Texas, with Investors Life Insurance Company of North America, which lease was guaranteed by Pencom. This guarantee was released on September 18, 1997. This lease provided for annual rent of approximately $717,000 in 1997.

         The Company entered into an agreement with Pencom effective as of January 31, 1997 whereby the Company guaranteed obligations of Tivoli Systems, Inc., a Texas corporation and wholly-owned subsidiary of IBM ("Tivoli") under Pencom's sublease agreement with Tivoli. Such sublease agreement expires on September 30, 2000 and provided for annual rent of approximately $333,000 in 1997.

         Registration Rights Agreement

         The Company has entered into an agreement with each of its existing stockholders and the warrantholders pursuant to which such stockholders and warrantholders were granted certain registration rights.

         Employment Agreements

         The Company has entered into employment agreements with all of its executive officers. See "Employment Contracts and Change of Control Agreements".

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section  16(a)  of the  Securities  Exchange  Act  of  1934  requires  the
Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of Common Stock and Company securities with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

      Based solely upon a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company or written representations from certain reporting persons that no Forms 5 were required, the following individuals inadvertently filed late a Form 4 for a single transaction: Keith D. Thatcher, Patrick D. Motola, Michael J. Maples and Thomas A. Herring. In addition, Edward C. Ateyeh, Jr. inadvertently filed late with respect to one holding which was omitted from his Form 3 initial statement of beneficial ownership when he first became a Section 16 reporting individual. The Company believes that, during 1997, all other applicable Section 16(a) reporting requirements were complied with.

                              STOCKHOLDER PROPOSALS

      Under the present rules of the Securities and Exchange Commission and the Bylaws of the Company, the deadline for stockholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting of Stockholders is December 21, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and the procedure set forth in the Bylaws of the Company.

                                    FORM 10-K

      THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE ATTENTION OF CHIEF FINANCIAL OFFICER, AT THE COMPANY'S EXECUTIVE OFFICES LOCATED AT 6300 BRIDGEPOINT PARKWAY, BUILDING 3, SUITE 200, AUSTIN, TEXAS 78730.


                                  OTHER MATTERS

      The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

                              By Order of the Board of Directors,

                              /s/ Patrick D. Motola

                              PATRICK D. MOTOLA
                              Secretary


April 23, 1998